Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces March Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News
Release

For Immediate Release

Austin, Texas February 25, 2013 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”) a perpetual royalty trust, announced today a cash distribution to the holders of its units of beneficial interest of $0.15403 per unit, payable on March 14, 2013, to unitholders of record on March 7, 2013.  The Trust’s distribution relates to net profits and overriding royalties generated during January 2013 as provided in the conveyance of net profits and overriding royalty interest.

This month’s distribution of $5.9 million is higher than the previous month ($0.15403 per unit vs. $0.15116 per unit). Higher crude oil prices and production favorably impacted this month’s distribution as average realized prices were 5% higher and total production was approximately 2% higher than the prior month. Lease operating expenses were slightly higher than the prior month principally due to increased well work at Orcutt Field. The current net profits amount from the Developed Properties was approximately $6.0 million, after receipt by PCEC from its counterparties of $0.2 million related to the settlement of applicable hedge contracts.  The development expense for the Developed Properties was $0.4 million during the period.

The current distribution also includes a 7.5% overriding royalty on the Remaining Properties which produced 25,375 Boe from 37 Orcutt Diatomite wells and one Orcutt Field well.  Production from the Remaining Properties was approximately 11% higher than the prior month due to the Orcutt Diatomite expansion project being ahead of schedule.  The cumulative deficit of the net profit interest on the Remaining Properties, including the 7.5% overriding royalty payments, is approximately $5.2 million.

Trust administrative expenses incurred in connection with the Trust, and the monthly operating and services fee payable to PCEC, totaling $0.2 million were deducted in the calculation of the distribution payable to unit holders.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the month of January 2013.

	Underlying Sales
	Sales Volumes	Average Price
	(Boe)	(per Boe)
Developed Properties (a)	113,344	$102.12
Remaining Properties (b)	25,375	$101.23

(a)  Crude oil sales represented 96% of sales volumes.

(b)  Crude oil sales represented 100% of sales volumes.

Overview of Trust Structure

Pacific Coast Oil Trust is a perpetual Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”). As described in the Trust’s filings with the SEC, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(800) 852-1422

919 Congress Avenue         Austin, TX 78701